Exhibit 99.1

   Pope & Talbot Announces Fourth Quarter and Year End 2003 Financial Results

    PORTLAND, Ore.--(BUSINESS WIRE)--Jan. 22, 2004--Pope & Talbot, Inc. (NYSE:POP) today reported a net loss of $24.8 million or $1.59 per share for the year ended December 31, 2003, compared with a loss of $21.0 million or $1.34 per share reported for 2002. Earnings for 2003 were adversely affected by lumber import duties and increases in the Canadian to U.S. dollar exchange rate, which together increased cost of goods sold by approximately $71 million pre-tax.
    For the fourth quarter 2003, the Company reported a net loss of $5.7 million, or $0.36 per share, compared to a net loss of $11.9 million, or $0.76 per share, for the same quarter in 2002. As for the full year, the quarterly results were significantly affected by lumber import duties and the weakness of the U.S. dollar. Improved quarter-to-quarter performance is primarily attributable to improved market prices for the Company's pulp and lumber products.
    Michael Flannery, Chairman and Chief Executive Officer stated, "I am pleased with the improvement in the Company's operating performance and the markets for our products. It is unfortunate that performance and pricing benefits have not flowed to the bottom line due to the continuation of the lumber trade dispute and the steady weakening of the U.S. dollar against foreign currencies."

    Pulp

    Pope & Talbot's 2003 pulp sales volume was up two percent to 786,600 metric tons, while pulp sales revenues increased 15 percent to $370 million. The average price realized per metric ton sold during 2003 increased over the past four quarters from $413 in the fourth quarter of 2002 to $494 in the fourth quarter of 2003, an increase of $81 or 20 percent. Pulp cost of goods sold increased $32.5 million, or 10 percent, in 2003, of which approximately $26 million was due to the increase in the Canadian to U.S. dollar exchange rate. Pulp production volume was two percent higher in 2003.

    Wood Products

    Pope & Talbot's 2003 lumber sales volume was up five percent to 625,400 thousand board feet, while wood products sales revenues increased nine percent to $243 million. The average prices realized per thousand board feet sold during 2003 increased over the past four quarters from $313 in the fourth quarter of 2002 to $373 in the fourth quarter of 2003, an increase of 19 percent. Wood products cost of goods sold increased $37.9 million, or 19 percent, year over year. The increase in the Canadian to U.S. dollar exchange rate is estimated to have increased cost of sales by $14 million, and lumber import duties increased cost of sales by $31 million in 2003. Lumber production volume was two percent higher in 2003.


                 POPE & TALBOT, INC. AND SUBSIDIARIES
               (Thousands except per share, unaudited)
           SELECTED STATISTICS AND SUPPLEMENTAL INFORMATION

SELECTED STATISTICS
                              Three months ended   Twelve months ended
                                  December 31,         December 31,
                                2003      2002       2003      2002
                               ------------------ --------------------
Sales Volumes:
Pulp (metric tons)             188,700   196,300    786,600   771,200
Lumber (thousand board feet)   143,900   146,800    625,400   594,800

Production Volumes:
Pulp (metric tons)             201,700   193,800    788,700   775,800
Lumber (thousand board feet)   149,800   150,600    618,300   604,000

Average Price Realizations: (A)
Pulp (metric tons)            $    494  $    413   $    470  $    419
Lumber (thousand board feet)  $    373  $    313   $    343  $    321

Notes:
(A)  Gross invoice price less
 trade discounts.

    Pope & Talbot capital expenditures were $4.9 million in the fourth quarter and $18.6 million for the full year of 2003. Depreciation was $10.0 million in the fourth quarter of 2003 and $38.2 million for the year.
    At December 31, 2003, cash and short-term investments were $9.2 million and total debt was $249.2 million. The combined change in debt, less cash and short term investments, was an increase of $11.6 million since the prior year-end and a decrease of $13.2 million since September 30, 2003. In the fourth quarter of 2003, $27.6 million of accounts receivable was sold and a portion of the proceeds was used to repay bank debt. Shareholders' equity, as of December 31, 2003, stood at $146.5 million and long-term debt to total capitalization was 63 percent. As of December 31, 2003, the Company had available approximately $35.4 million of net borrowing capacity under its revolving lines of credit.
    Pope & Talbot, Inc. will be holding a conference call on Thursday, January 22, 2004 at 11:00 am PST and 2:00 pm EST. The call-in number is 416-695-5259. The conference call will also be webcast simultaneously on the Company's website: www.poptal.com.
    Statements in this press release or in other Company communications may relate to future events or the Company's future performance. Such statements are forward-looking statements and are based on present information the Company has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.
    The Company's performance depends on the prices it receives for its products, as well as other factors such as foreign exchange fluctuations. Prices for the Company's products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. A deterioration in pricing may result in the Company taking downtime or other unanticipated actions at its manufacturing facilities. The Company's sensitivity to these and other factors that may affect future results are discussed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
    Pope & Talbot considers net income or loss before interest, income taxes, depreciation and amortization ("EBITDA") to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others in evaluating companies in its industry and, as such, has included this non-GAAP financial measure in its public statements. Pope & Talbot discloses other financial information which it does not consider to be GAAP or non-GAAP financial measures, but rather supplemental information intended to be helpful to investors.
    Pope & Talbot is dedicated to the pulp and wood products businesses. The Company is based in Portland, Oregon and traded on the New York and Pacific stock exchanges under the symbol POP. Pope & Talbot was founded in 1849 and produces market pulp and softwood lumber at mills in the U.S. and Canada. Markets for the Company's products include the U.S., Europe, Canada, South America, Japan and the other Pacific Rim countries. For more information on Pope & Talbot, Inc., please check the website: www.poptal.com.


                 POPE & TALBOT, INC. AND SUBSIDIARIES
               (Thousands except per share, unaudited)

                               CONSOLIDATED STATEMENTS OF OPERATIONS
                               Three months ended  Twelve months ended
                                   December 31,        December 31,
                               ------------------- -------------------
                                  2003       2002     2003      2002
                                --------  --------  --------  --------

Sales                          $154,965  $138,356  $612,679  $546,333
Costs and expenses:
 Pulp cost of sales              93,900    87,090   365,672   333,218
 Wood Products cost of sales     59,618    58,085   239,924   202,030
 Selling, general and
  administrative                  7,574     6,481    26,134    25,590
                                --------  --------  --------  --------
Operating loss                   (6,127)  (13,300)  (19,051)  (14,505)
Interest expense, net             5,336     5,047    21,389    17,586
                                --------  --------  --------  --------

Loss before income taxes        (11,463)  (18,347)  (40,440)  (32,091)
Income tax benefit               (5,776)   (6,468)  (15,628)  (11,141)
                                --------  --------  --------  --------
Net loss                       $ (5,687) $(11,879) $(24,812) $(20,950)
                                ========  ========  ========  ========
Net loss per common share -
 basic and diluted             $   (.36) $   (.76) $  (1.59) $  (1.34)
                                ========  ========  ========  ========
Average shares outstanding -
 basic and diluted               15,625    15,612    15,622    15,606

Return on equity                 (15.6)%   (31.4)%   (17.1)%   (13.3)%


                                     CONSOLIDATED BALANCE SHEETS
                                           December 31,
                                        -------------------
                                           2003      2002
                                         --------  --------
Assets:
 Current assets                          $179,140  $167,718
 Properties, net                          335,008   304,347
 Deferred income tax assets, net            6,686    13,081
 Other assets                              18,728    19,242
                                         --------  --------
     Total                               $539,562  $504,388
                                         ========  ========
Liabilities and stockholders' equity:
 Current portion of long-term debt       $  5,079  $ 26,824
 Other current liabilities                 84,646    81,385
 Long-term debt, excluding
  current portion                         244,143   205,922
 Other long-term liabilities               59,229    46,405
                                         --------  --------
     Total liabilities                    393,097   360,536
 Stockholders' equity                     146,465   143,852
                                         --------  --------
     Total                               $539,562  $504,388
                                         ========  ========
Long-term debt to total
 capitalization                               63%       59%


                                         SEGMENT INFORMATION
                               Three months ended  Twelve months ended
                                   December 31,        December 31,
                                 2003        2002      2003      2002
                                --------  --------  --------  --------
Revenues:
 Pulp                          $ 93,118  $ 81,049  $369,878  $322,941
 Wood Products
     Lumber                      53,628    46,009   214,342   190,918
     Chips, logs and other        8,219    11,298    28,459    32,474
                                --------  --------  --------  --------
         Total Wood Products     61,847    57,307   242,801   223,392
                                --------  --------  --------  --------
                               $154,965  $138,356  $612,679  $546,333
                                ========  ========  ========  ========
EBITDA (A):
 Pulp                          $  3,710  $ (2,433) $ 20,991  $  5,422
  Wood Products                   3,141      (333)    6,229    24,407
 General Corporate               (2,965)   (1,444)   (8,100)   (9,003)
                                --------  --------  --------  --------
                               $  3,886  $ (4,210) $ 19,120  $ 20,826
                                ========  ========  ========  ========
Depreciation and amortization:
 Pulp                          $  7,629  $  6,873  $ 28,933  $ 26,719
 Wood Products                    1,926     1,821     7,760     7,250
 General Corporate                  458       396     1,478     1,362
                                --------  --------  --------  --------
                               $ 10,013  $  9,090  $ 38,171  $ 35,331
                                ========  ========  ========  ========
Operating income (loss):
 Pulp                          $ (3,919) $ (9,306) $ (7,942) $(21,297)
 Wood Products                    1,215    (2,154)   (1,531)   17,157
 General Corporate               (3,423)   (1,840)   (9,578)  (10,365)
                                --------  --------  --------  --------
                               $ (6,127) $(13,300) $(19,051) $(14,505)
                                ========  ========  ========  ========
Selected Statistics:
 Lumber import duties          $  7,300  $  6,200  $ 29,400  $ (1,500)
 Capital expenditures          $  4,914  $  3,548  $ 18,570  $ 17,333


 (A) EBITDA equals net income (loss) before income taxes and interest expense, net, plus depreciation and amortization, and is reconcilable to net income (loss) using the numbers for depreciation and amortization, income tax benefit and interest expense, net in the above tables.



    CONTACT: Pope & Talbot, Inc.
             Richard K. Atkinson, 503-228-9161